Exhibit 99.1

PFSweb, Inc. NasdaqCM:PFSW

FQ1 2017 Earnings Call Transcripts

Wednesday, May 10, 2017 9:00 PM GMT

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PFSWEB, INC. FQ1 2017 EARNINGS CALL MAY 10, 2017

Call Participants

EXECUTIVES

Michael C. Willoughby

Chief Executive Officer and Director

Sean Mansouri

Director

Thomas J. Madden

Chief Financial Officer, Chief Financial

& Accounting Officer and Executive

Vice President

ANALYSTS

Austin William Moldow

Canaccord Genuity Limited, Research

Division

Jason Michael Kreyer

Craig-Hallum Capital Group LLC,

Research Division

Kara Lyn Anderson

B. Riley & Co., LLC, Research

Division

Mark Nicholas Argento

Lake Street Capital Markets, LLC,

Research Division

Thomas Steven Champion

Cowen and Company, LLC, Research

Division

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PFSWEB, INC. FQ1 2017 EARNINGS CALL MAY 10, 2017

Presentation

Operator

Good afternoon, everyone, and thank you for participating in today’s conference call to discuss PFSweb’s financial results for the first quarter ended March 31, 2017. Joining us today are PFSweb’s CEO, Mr. Mike Willoughby; and the company’s CFO, Mr. Tom Madden. The company’s outside Investor Relations, Sean Mansouri with Liolios, is also with us. Following their remarks, we’ll open your call for questions. Today’s conference is being recorded. I would now like to turn the call over to Mr. Mansouri for some introductory comments.

Sean Mansouri

Director

Thank you, Eric. Before we go further, I would like to make the following remarks concerning forward-looking statements. All statements in this conference call other than historical facts are forward-looking statements. The words anticipate, believe, estimate, expect, intend, will, guidance, confidence, target, project and other similar expressions typically are used to identify forward-looking statements. The full disclaimer relating to forward-looking statements as well as certain non-GAAP metrics used in our filings in this presentation can be found in the Investors section of the PFS website under safe harbor statement.

I would like to remind everyone that this call will be available for replay through May 24, 2017, starting at 8:00 p.m. Eastern tonight. A webcast replay will also be available via the link provided in today’s press release as well as available on the company’s website at pfsweb.com. Any redistribution, retransmission or rebroadcast of this call in any way without the express written consent of PFSweb is strictly prohibited.

Now I would like to turn the call over to the Chief Executive Officer of PFS, Mr. Mike Willoughby. Mike?

Michael C. Willoughby

Chief Executive Officer and Director

Thank you, Sean, and good afternoon, everyone. As you may have seen earlier this afternoon, we issued a press release announcing our results for the first quarter ended March 31, 2017. As we had previously indicated, we are very focused in 2017 on driving improved financial results and delivering optimal performance in support of our client relationships. During the first quarter, we made strong progress toward achieving both of these objectives. Client satisfaction continued to be strong, as evidenced in part by our 3-year contract renewal we signed in March with our longtime customer, L’Oreal.

We continue to experience a healthy level of bookings for new and expanded client relationships, with nearly $20 million in new bookings during the quarter, split nearly half and half between higher-margin professional service projects and the longer-term contracts. These first quarter bookings included several new B2B-driven engagements, which, we believe, although continuing to strengthen, is still largely an untapped market for our company. We’ve carried a strong pipeline into the second quarter for projects, which is already delivering nicely as we look to complete the direct-to-consumer sales season in early Q3.

But before commenting further, I would like to turn the call over to Tom to discuss our financial results. And then following Tom’s remarks, I’ll return to provide some additional highlights and commentary, and then we’ll open up the call for your questions. Tom?

Thomas J. Madden

Chief Financial Officer, Chief Financial & Accounting Officer and Executive Vice President

Thank you, Mike, and good afternoon, everyone.

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PFSWEB, INC. FQ1 2017 EARNINGS CALL MAY 10, 2017

Jumping right into the results for the quarter. Total revenues in the first quarter of 2017 increased 5% to $78.8 million compared to $75.1 million in the same period of 2016. Our first quarter service fee equivalent revenue increased 16% to $57.9 million, with the increase primarily driven both by new and expanded client relationships. Between $1 million to $2 million of our service fee equivalent revenue increase was due to the accelerated timing of activities that we previously anticipated would have occurred in the second quarter of 2017. As expected, our product revenue declined to $11.3 million compared to $13.6 million in the same period of 2016, due to ongoing restructuring activities by our last remaining client under this legacy business model and their discontinuation of certain product lines.

Service fee gross margin in the first quarter was 30.9% compared to 34.6% in the same period last year. The expected decrease here was due to the impact of several large fulfillment claims that were implemented subsequent to the March 2016 quarter, which continued to operate at a lower-than-targeted margin performance. Through various initiatives, we are targeting to improve the financial performance of our omnichannel operations activity while also continuing to focus on higher-margin professional services engagements. We continue to expect gross margins to range between 27% to 32% going forward, with margins targeted at the high end of the range over the next 2 quarters and somewhat lower during Q4 as a result of the higher proportion of lower-margin fulfillment services commensurate with the holiday period.

SG&A expenses during the first quarter were $21.7 million compared to $17.6 million in the year ago quarter. This increase was primarily the result of acquisition-related restructuring and other costs in the March 2017 quarter of approximately $2.7 million, as compared to a benefit that we recognized of $0.8 million in the prior year quarter. The $2.7 million expense in the March 2017 quarter includes 2 primary components. The first is a $1.4 million expense related to an increased earnout provision applicable to our CrossView acquisition. As we have discussed previously, 2017 is the final earnout period left applicable to our 2015 acquisition of CrossView. On a quarterly basis, we revalue the earnout obligation based on updated financial projections for that business. As a result of improving financial results, the revaluation of the required earnout liability increased this quarter.

The second component of this expense is primarily related to restructuring-related employee severance costs. During 2017, we are striving to further integrate our acquired businesses and optimize our overall reporting and cost structure. In conjunction with this, during the first quarter, we eliminated certain executive positions in the overall PFS business. We expect to report further restructuring-related costs in Q2 though at a much lower amount, and we will continue to look for incremental opportunities to reduce our operating costs throughout the business.

For the first quarter of 2017, adjusted EBITDA came in at $3.7 million, compared to $3.8 million last year. As a percentage of service fee equivalent revenue, adjusted EBITDA was 6.3% compared to 7.5%. The expected decline in adjusted EBITDA margin was primarily driven by the decline in the service fee gross margin previously discussed.

Now let’s review our 2017 outlook. We continue to expect 2017 service fee equivalent revenue to range between $240 million and $250 million, reflecting growth of 5% to 9% from 2016. We are also reiterating our target for adjusted EBITDA to range between $23 million and $26 million, reflecting 26% to 43% growth from 2016.

As we have stated previously, we are focused on driving higher-margin omnichannel operations activity in 2017. This will present a slight revenue headwind as we plan to utilize the related infrastructure capacity for more profitable engagements in the second half of the year. As a result of this and the acceleration of some of our expected Q2 revenue into Q1, we currently expect our service fee equivalent revenue to be down sequentially as compared to Q1. However, we do expect to see moderate sequential improvement in our adjusted EBITDA profitability in Q2 and then expect further benefit from our profitability initiatives taking hold in the second half of the year, including the full transition of a lower-margin discontinued client off of our platform during the second quarter, making further adjustments to our overhead and operating costs, and our focus on higher-margin service offerings. So on an overall basis, our updated projections for the first half of the year are generally in line with our original expectations. We just had a little acceleration of some of the activity in the quarter 1.

This concludes my prepared remarks, and I’ll turn the call back over to Mike. Mike?

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PFSWEB, INC. FQ1 2017 EARNINGS CALL MAY 10, 2017

Michael C. Willoughby

Chief Executive Officer and Director

Thanks, Tom. And before we move into the quarterly bookings, I wanted to comment briefly on a few press items. Hopefully, you saw our press release a couple of weeks ago, announcing our new relationship with YETI. The premium cooler and drinkware brand selected our LiveArea agency to design their new e-commerce site that is scheduled to go live later this summer. We’re thrilled that this iconic brand, with such a loyal following, chose us to help them create their next e-commerce experience.

In addition, a few weeks ago, it was announced that See’s Candies won a Webby Award for best shopping website. If you recall, last year, we announced that our LiveArea agency did the redesign and implementation of the new See’s Candies e-commerce site. Since that new site launched, the client experienced a significant year-over-year lift in both online conversion and revenue. We’re extremely proud of the work performed for the client, and to see other industry experts honor us with an award makes it very special.

Moving into bookings for the quarter. As a reminder, we are reporting bookings for the discrete quarter for which we’re reporting. In this case, we’ll report bookings from Q1, which is January 1 through March 31, 2017. In addition to disclosing the number of bookings each quarter, we will estimate the expected revenue from project engagements as well as the lifetime contract value for recurring revenue engagements based on client-provided information as well as the expected length of the contract. You can review more detailed information or definitions of these metrics and terms on the Investor page of our website or by referring to prior earnings calls.

For those of you new to PFS, the first 2 quarters of the year, along with Q4 from the previous year, combine to create what we call our B2C selling season when we typically sell all B2C projects and operations engagements that will be implemented prior to this year’s holiday season. Bookings for B2B projects and operations engagements do not exhibit the same seasonality. With that said, in the first quarter, we booked 48 new agency and technology projects worth more than $9 million.

We also booked 4 new recurring revenue service engagements worth approximately $11 million in lifetime contract value. The 4 recurring revenue engagement bookings include a variety of services ranging from retainer-based agency services to fulfillment and customer care operations. The largest of these was a 3-year contract with an existing health and beauty client to add 2 more brands from their portfolio. The first brand went live in March, and the second is scheduled to go live in the second quarter. This 3-year engagement is worth nearly $10 million in lifetime contract value and will include merchandising, order management, customer care, order fulfillment and payment processing. It’s very encouraging to bring on these 2 new brands and expand this enterprise client portfolio to 11 brands operating on our platform. It’s also a great example of the continuing successful relationship with a long-standing client that has grown through our executed land-and-expand strategy.

Now with regard to the 48 project bookings, similar to last quarter, these projects were a mix of technology and agency services for both new and existing clients. Included in these are a variety of services, such as new website builds, define-and-design consulting services, ongoing managed services, digital marketing services and creative design services. To comment on just a few, first, we signed a $600,000 contract with a nonprofit health care supplies company to provide a variety of agency services, including creative as well as implementation services onto the Salesforce Commerce Cloud platform. We are also underway with contracts to provide them with additional operation services. The new website is expected to go live in the third quarter of this year.

Some other notable project bookings include a $180,000 agency contract with a health and beauty brand to redesign their e-commerce site on Salesforce Commerce Cloud, a $2.5 million contract with an existing apparel brand client to provide e-commerce development services on the IBM WebSphere platform, a $260,000 contract with an existing CPG brand to redesign their subscription website, as well as a $500,000 contract with an electrical and industrial communications equipment manufacturer to provide e-commerce development services on the SAP Hybris platform.

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PFSWEB, INC. FQ1 2017 EARNINGS CALL MAY 10, 2017

Now as a reminder, we refer to our global portfolio as engagement, which can be defined as a single e-commerce operation or a single brand with a recurring revenue stream from any of our services offerings. Based on that definition, we currently maintain approximately 175 active client engagements to provide services from our agency, technology or operations businesses.

Overall, I’m very pleased with the performance of our sales team more than halfway through the 2017 B2C selling season, particularly given the healthy project pipeline we carried into the second quarter, as mentioned in my opening remarks. As you may recall from our previous quarterly updates, we’ve moderated our outlook for operations engagement bookings in 2017 compared to the unprecedented engagement bookings performance last year. Last year’s performance was buoyed by the signing of 3 large fulfillment deals that ended up creating certain operational challenges for us in the back half of 2016. This year, we’re being more selective, and I would anticipate signing more small to medium-sized deals at higher margins that can occupy current available fulfillment capacity.

It’s also important to note that our current pipeline for both projects and recurring revenue engagements have the capacity to fulfill our financial objectives for the year as we maintain our 2017 adjusted EBITDA and service fee equivalent revenue guidance. As Tom noted, we expect our 2017 service fee equivalent revenue to grow mid- to high single digits, with adjusted EBITDA growth of 26% to 43%. These anticipated 2017 results reflect our decision to transition engagements that do not meet our minimum level of profitability, freeing up resources for higher-margin engagements to come online in the second half of the year. We continue to expect a return to a long-term organic service fee equivalent revenue growth of 10% to 15%. And we plan to continue performing at a high level for our clients to ensure an exceptional shopping experience for their customers.

Tom and I look forward to engaging with all of our investors to answer questions and communicate our exciting story, and we’ll have many opportunities to meet with you at various conferences over the next quarter. And as always, we’re happy to make ourselves available by phone.

Eric, we’ll now open the call up for question and answer.

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PFSWEB, INC. FQ1 2017 EARNINGS CALL MAY 10, 2017

Question and Answer

Operator

[Operator Instructions] And we’ll take our first question from George Sutton with Craig-Hallum.

Jason Michael Kreyer

Craig-Hallum Capital Group LLC, Research Division

This is Jason on for George. So you’ve seen very nice growth in the B2B pipeline over the last couple of quarters. Just wondering if you can give any more detail on where you’re seeing that strength, if it’s being driven by any particular verticals or categories, and maybe updated thoughts on how big you think that can be over time.

Michael C. Willoughby

Chief Executive Officer and Director

Jason, this is Mike. So we have seen an uptick in — particularly in B2B projects, and that’s where we continue to see the activity particularly helping manufacturers use e-commerce websites largely for the first time to target a portion of their customer base. And the pattern that we continue to see is manufacturers that are supporting small to medium-sized customers, typically supporting them with manual sort of cost-intensive ways of processing orders and maintaining their relationship. And by deploying an e-commerce site, they can effectively support that same customer base much more efficiently and inexpensively and actually — and provide a much better customer experience. And so it’s not surprising that most of the expansion we’ve seen has been around helping clients deploy e-commerce platforms in order to provide that customer service. One of the interesting things about B2B platform development is those projects tend to be larger and take longer primarily because you’re implementing a higher level of custom functionality for the manufacturer compared to what you would typically see in a B2B website. So sometimes, when we come out with a project that’s $2.5 million or $3 million or higher, it really does reflect the amount of custom development that’s being done to automate what, in some cases, are very custom business processes that the manufacturer may be supporting. As far as the size of the opportunity, we continue to be encouraged by the fact that as external research analysts like Forrester and Gartner look at the opportunity, they see a much higher level of growth in spend around services spend against the e-commerce platforms over the next 3 to 5 years relative to that same spend against B2C opportunities. And so they continue to be very bullish about the opportunity. I think we are in a position because of our — the fact that we’re platform-agnostic and we support all of the enterprise platforms, including the 2 that have the best B2B functionality today, to more than take our share of that market as it grows. The real question that is hard to answer is how much account expansion opportunity is there beyond the technology services area for marketing services and for operations services. We still have a land-and-expand strategy with these clients, and we are engaged with several in discussions about supporting their B2B activities with both agency-type services as well as operations services. But I would caution you to kind of understand that the sales cycle, it tends to be a little bit longer on the B2B side as you have maybe a more complex decision process with the manufacturer and more internal constituencies that you have to work with to kind of work through the implications of an operations-style engagement. So I’m going to be, I guess, cautiously optimistic that as we look out over 2018, 2019, the next 3 to 5 years, that we would start to see land and expand creating some additional, recurring revenue opportunities past these lucrative projects that we’re seeing today.

Jason Michael Kreyer

Craig-Hallum Capital Group LLC, Research Division

Perfect. I just want to pivot to CrossView. Obviously, we’re seeing some nice improvement there over the last couple of quarters. Is there any more detail you can provide on where you’re seeing that improvement? Is it particular platforms that are gaining market share? Or is it execution? Perhaps it’s a blend of both. So any more color would be great.

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PFSWEB, INC. FQ1 2017 EARNINGS CALL MAY 10, 2017

Michael C. Willoughby

Chief Executive Officer and Director

I mean, it actually is a blend of both. Compared to where we were this time last year, we are seeing strong performance, with both platforms supported. You may recall that when we acquired CrossView, it was to add the IBM WebSphere and the SAP Hybris platforms to our platform mix. And that addition actually is what created our support for all 5 platforms that are currently in the market at the enterprise level today. Last year, we saw a strong performing SAP Hybris platform especially in the back half of the year. That is largely based on this B2B project activity. We continue to see very encouraging results in the SAP Hybris platform, including the — one of the projects that I even mentioned in my prepared remarks. They are, even according to third-party research analysts like Forrester and Gartner, really providing the best B2B features and functionality out of the box, and they also have a very strong B2C platform. But we’ve been encouraged by the performance of the IBM platform as well this year. It is largely through opportunities to help our current clients continue to invest in that platform, but we’ve also won some new clients that were already on the IBM WebSphere platform but were consuming services from a competitor and have been able to dislodge the competitor. And so the growth that we’re seeing there or the performance that we’re seeing there is largely from the existing installed base of WebSphere customers. And that being said, we have a very good relationship with IBM and, I think, are poised to be able to benefit should they see an uptick in new installs going into the market as well. But we also have seen just really good execution from that part of our business, good cost controls. We had made an effort last year to cross-train resources between those 2 platforms as well as our Salesforce Commerce Cloud platform. And that has borne fruit as we’ve been able to move resources back and forth between those platforms. And that keeps our costs lower as we’re able to maintain a smaller bench than we might otherwise if we were only focused on one platform or had our resources sort of siloed on a single platform.

Operator

And our next question is from Mark Argento with Lake Street Capital Markets.

Mark Nicholas Argento

Lake Street Capital Markets, LLC, Research Division

A couple of quick — just a couple of questions around the B2C side of the business. Obviously, you have a little bit of additional capacity that you look to fill now that you transition the one client off the platform. Are those going — are you focusing more on end-to-end type customers? Or are you still willing to do just kind of an operations kind of pick, pack and ship? Or how should we think about the — I guess, how can you drive higher margins there? And does it have to be end-to-end?

Michael C. Willoughby

Chief Executive Officer and Director

It doesn’t have to be end-to-end. We are very focused on leveraging current client relationships and land and expand as a way to create end-to-end clients. As we’ve, I think, indicated over the past several conference calls, we see fewer opportunities come into our pipeline that are end-to-end as a starting point than we might have seen 3 or 4 years ago, which I think just reflects the trend in the market to consume best of breed. We think we still have a very favorable answer to that trend in that each of our 3 business units, because of the work that we’ve done and the acquisitions that we’ve done, are best of breed. And so we can engage in either a best-of-breed or end-to-end fashion in the pipeline, but our best opportunity to create end-to-end clients is actually through land and expand. I do think that the margin expectations that we would have when we’re talking to an existing client that is a professional services client and we’re upselling them on our operation services because we have the benefit of the overall relationship, we might tend to see a somewhat higher margin profile on the operations side from that existing relationship. But the primary focus for us is to make sure that we are targeting vertical markets where we have the experience and we have the economies of scale already in place and we have the features and functionality within the operation, both technology and mechanical, in order to limit risk and to enhance the margins. And so we’re focusing on our traditional verticals of fashion and apparel, accessories, health and beauty, collectibles, home fashion and CPG manufacturers, where we believe we can have both predictable and higher gross margins for those verticals in the operations area. And that is largely what we are replacing that client that is moving out. It’s with current client engagements in, particularly, the health and beauty vertical. And if you look at our sales pipeline right now, it’s primarily fashion brands and health and beauty brands, which, obviously, we know a lot about and which lie very nicely into our operation with the existing capacity that we have.

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PFSWEB, INC. FQ1 2017 EARNINGS CALL MAY 10, 2017

Mark Nicholas Argento

Lake Street Capital Markets, LLC, Research Division

Okay, that’s helpful. And then just one follow-up in terms of — historically, you guys did a lot on the B2C side with Demandware, I guess, B2B and B2C, I guess, but B2B in particular. And they used to be a big lead gen for you — lead generator for you guys in bringing in RFPs. What — now that Salesforce is operating Demandware — I know that it’s still probably management for the most part. It’s the original Demandware management. At least, the operations people are the same. But are you still able to generate decent leads from what I guess now is called Commerce Cloud? And how has that dynamic changed now that they’ve been in-house at Salesforce for 9 months now?

Michael C. Willoughby

Chief Executive Officer and Director

So we are actually very encouraged by the transition and the evolution of that relationship with Salesforce Commerce Cloud. We had put a press release out at the very end of last year, announcing what we called our Fullforce Solution, which is really the productized combination of our support for Salesforce Commerce Cloud and Salesforce Marketing Cloud. We productized and branded it Connected Commerce. And because we are the only technology services provider within the Salesforce ecosystem that has that solution and has the Fullforce certification, it really has opened up some interesting opportunities for us to receive additional referrals from Salesforce that we might not otherwise have had now that you have both the Commerce Cloud sales force as well as the Marketing Cloud sales force effectively working on our behalf. That being said, it is our aspiration and it’s our current performance to generate at least half of the leads that we’re pursuing with our own sales and marketing team and to be less dependent upon any platform’s sales force to refer leads to us. And so at this time, even though we have a healthy relationship with Salesforce and we are receiving lead referrals, we’re generating 50% or more of our lead opportunities right now from our own sales and marketing efforts. It gives us the ability to connect with the client and determine if they already have a platform choice that’s made or if they have a leaning towards one platform or the other or if we can help them to evaluate their needs and recommend the platform based on their leads. You mentioned B2C and B2B sales forces primarily today a B2C platform. We have implemented a couple of B2B businesses on top of the platform in conjunction with a B2C project for that same client. But at this point, you work extra hard to make the Salesforce Commerce Cloud platform perform with complex B2B requirements. And so if we’re talking to a client, for instance, that has both B2C and B2B requirements, then we’re in a position to counsel them on their best choice. Clearly, we really appreciate that opportunity wherever — whenever we can get it. But we’ll hopefully have this year some very specific announcements with regard to wins on the Salesforce Commerce Cloud platform, and we’ll indicate where we’ve gotten those through referral. And I think you’ll see that we continue to have a really good relationship with them and continue to be a premier provider in their ecosystem.

Mark Nicholas Argento

Lake Street Capital Markets, LLC, Research Division

Great. That’s awesome. Also, for Tom, I like the new format of the press release. So keep up the good work.

Thomas J. Madden

Chief Financial Officer, Chief Financial & Accounting Officer and Executive Vice President

Thank you.

Michael C. Willoughby

Chief Executive Officer and Director

Thanks, Mark.

Operator

[Operator Instructions] And we’ll go next to Michael Graham with Canaccord.

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PFSWEB, INC. FQ1 2017 EARNINGS CALL MAY 10, 2017

Austin William Moldow

Canaccord Genuity Limited, Research Division

It’s Austin on for Mike. I have 2 questions, please. Last quarter, you mentioned you’d be more aggressive in reexamining your client portfolio. So can you go into a little more in depth on how that’s been going? And have you identified any other engagements that are perhaps not meeting your targets that you anticipate transitioning in the future? And secondly, your comment on the half and half of your signings being high margin and longer contract, can you just maybe say what that’s been like historically to get some context? I’m wondering how much better that might be than in quarters past.

Michael C. Willoughby

Chief Executive Officer and Director

Sure, yes. So on the first question, we have really, I think, completed the process of evaluating our clients and ones where we felt like there was an opportunity to improve margins or exit the client if there wasn’t an opportunity to change the pricing or our cost bases to improve the margin. At this point — in May, I believe we’ve identified those that we’re transitioning out. I have done some work to renew contracts with some others. And our expectation at this point is that the guidance range that we have for both our service fee equivalent revenue and our adjusted EBITDA reflects all transitioning clients and the expectation we have for contract renewals. So without getting into details of the — which specific clients may be transitioning, we do expect that the efforts we’re making are going to yield the results that we were anticipating in that area. And primarily, that work has been done in the operations area, as we had indicated before, where we felt like we had capacity that we were utilizing for a lower-margin client, where having freed that space up, we would be able to move a client in that would operate at a higher margin, more consistent with the gross margin range we expect in that area of the business. So that’s being successful at this point. The answer to the 50-50 question — so I believe if you look back to last quarter, the service fee, the lifetime contract value would be, I think, similar for Q1. The project revenue would probably show a slight decrease. But if you look at the selling season overall, which, as we’ve defined, is Q4, Q1, Q2 and just the very first part of Q3. And you look at Q4’s performance in 2016 combined with where we are at Q1. And then if you look at — if you were able to look at the strength of our project pipeline going into Q2, I’m confident that we have a very good selling season in motion. And once again, we’ve got the projects that we’ve either booked and are now working on or that we believe have the potential to book in the remainder of Q2 to meet the guidance expectations that we’ve set. I would say that — as I said in my prepared comments, you should expect, over the remainder of this year, for us to have a lower level of recurring revenue bookings for 2017 than we had in 2016, which is by design. And the expectation is that the ones that we do engage with will operate at much higher margins than the 3 large deals that we signed have so far operated. We are also very focused on working to make sure that the other 2 large contracts that we signed last year, not including the one that we’re disengaging from at this point in time, that we do improve the operation of those and move them up to contributing at a higher gross margin than they were — did at the end of last year.

Operator

And we’ll go next to Kara Anderson with B. Riley & Co.

Kara Lyn Anderson

B. Riley & Co., LLC, Research Division

Just going off the last point actually that you made with regards to the 2 large contracts you signed last year, is there any risk to losing those clients or disengaging them off the platform at this point?

Michael C. Willoughby

Chief Executive Officer and Director

I don’t — I wouldn’t identify any particular risk at this point. I believe that we are working with both clients to look at the future and their future needs and plan for that future. One particularly — particular client, I believe, is projecting higher growth than they would have at the start of our client. And so there are ongoing conversations about how to accommodate that growth, which is a very positive indicator of a long-term relationship. We still have work to do and are active in working to improve our overall operations there, but I wouldn’t indicate that there is a heightened level of risk associated with either of 2 disengaging at this point.

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PFSWEB, INC. FQ1 2017 EARNINGS CALL MAY 10, 2017

Kara Lyn Anderson

B. Riley & Co., LLC, Research Division

Okay, great. And then what was organic growth in the quarter, I guess, after you consider the Conexus acquisition in June last year?

Thomas J. Madden

Chief Financial Officer, Chief Financial & Accounting Officer and Executive Vice President

Right. So the service fee equivalent revenue growth would have been about 3 points lower, so somewhere in the 13% range on a year-over-year basis if we took out the Conexus impact.

Kara Lyn Anderson

B. Riley & Co., LLC, Research Division

Okay, great. And then there’s been quite a few headlines lately around store closures. Can you talk about how that could affect your business, whether positive or negative?

Michael C. Willoughby

Chief Executive Officer and Director

Sure. So I think generally speaking, as retailers heighten their focus on their brick-and-mortar stores and if they are operating an online channel, which obviously all our clients would be, we tend to see them refocusing and increasing their investment on their online channel. That obviously works to our favor 2 ways: One is that we’ll benefit from their increased investment in their e-commerce channel. They’ll buy more professional services from us as they add more features and functionality. And to the extent that they’re operating on our technology platform, where we have the opportunity to charge a percent of revenue fee or a click charge associated with transactions that are flowing through, growth in that area benefits us as well. And if it’s an end-to-end client engagement, then that benefit in increased transactions helps us in our operations area. But the second area where I think that we stand to benefit is as brands and retailers do shrink their store footprint, they’re tending to focus on stores in major metro areas that you might call flagship stores, where they do believe that they’re able to continue to generate good traffic to those stores. It gives us an opportunity to help them to implement an omnichannel solution to integrate those stores into the e-commerce experience and leverage those stores as a fulfillment point by providing their customers with the ability to order online and pick up in store that same day or have that product courier delivered from that store that same day or even free freight by — late in the day or next morning, in other words, help our clients compete against the service level that Amazon is providing in major metro areas today as well. We believe that there’s a great opportunity for us to help our clients do that. Many of our clients, we are engaged and helping them with their omnichannel initiatives today, and I think that’s a growth opportunity for us as we look to the future. And so we help retailers focus on how to cut their costs and how to compete against Amazon. The one thing that we do have to monitor and be careful about is taking on a retailer that their consolidation or their focus on their stores might potentially create financial difficulties for them that make them nonviable. We are very careful about taking on clients that are general merchandise retailers, with that being one of the reasons. And we want to make sure we engage with our clients, as we were able to with BCBG, one of our clients that is going through a restructuring process, and making sure that we are protected in that process and that we’re helping them focus on the online store, which is the area where they can generate the highest returns for themselves as well. So that certainly is a focus area for us as we look to protect ourselves.

Operator

And we’ll go next to Tom Champion with Cowen.

Thomas Steven Champion

Cowen and Company, LLC, Research Division

On the expense side, SG&A was a little higher than we had modeled. It seems like there were some onetimers in there.

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PFSWEB, INC. FQ1 2017 EARNINGS CALL MAY 10, 2017

I guess the question would be if there’s any additional optimization of the platform you foresee or whether it’s basically tailored appropriately at this point. And I guess secondly, I’m just curious if you could expand on the B2B opportunity that you see longer term and maybe what that could be as a percentage of revenue?

Thomas J. Madden

Chief Financial Officer, Chief Financial & Accounting Officer and Executive Vice President

Okay. So from an SG&A perspective, our reported number for the quarter was about $21.7 million in — as per my prepared comments. That included about a $2.7 million incremental charge associated with restructuring and acquisition-related activity, which about half was the increased earnout provision for the CrossView earnout liability and the other half was some severance cost associated with kind of optimization and integration of our business models. So we’ve got a keen focus this year on evaluating all costs in the business and trying to create some efficiencies on our side to drive as much as we can out of the model. We’ll see some additional changes that will be happening during the June quarter that will provide further assistance there. But from both a cost of fee and SG&A perspective, we’re looking at all cost of the business in order to generate an improved EBITDA performance overall.

Michael C. Willoughby

Chief Executive Officer and Director

And then Tom, in answer to your second question about B2B, so today, about 15% of our total service fee equivalent revenue, you could classify as B2B-oriented. That would be the combination of both operations activities that we’re doing for clients as well as the projects that we’re doing that we classify as B2B. I think with the growth in B2B, we could see that improve to 20% to 25% of revenues just based on project mix as well as being successful at land and expand, where we take a project engagement and then start to help them with operation services, whether that’s technology-type operations, such as order management, or even physical operations like fulfillment and customer care. The real opportunity to improve that percentage over the long term to something in excess of 30%, maybe 30% to 40% even, would come from additional innovation opportunities that we may look at, where we could support a manufacturer with operation support services that are not necessarily tied directly to our physical infrastructure, like a fulfillment center that we’re leasing or a call center that we operate. We currently deploy our technology in our client’s environment selectively, such as moving our customer service application into a call center, the ability to put technology into a store for the omnichannel-type work. We’re looking at the opportunity to extend that same technology support role into B2B activities and potentially provide B2B clients with technology and operation support, say, in a call center for B2B customer service or even in a fulfillment center for B2B fulfillment. If we’re, over the longer term, able to execute on that, then we might see an even higher take rate from this growth in B2B and our revenue mix might move, as I said, above 30%. We would think that as a favorable trend for a couple of reasons. One is B2B activities in our operations would not have the same seasonality that B2C does, where you’ve got this large ramp in Q4. Obviously, that would be good. It would smooth out our financial performance and also give some opportunities for additional leverage of our workforce, particularly our operations management workforce. And then currently, we would expect B2B engagements overall to be more profitable for us because of the additional complexity on the project side as well as certain opportunities to increase profitability by having less labor and less of [ lease concrete ] factored into an engagement.

Operator

At this time, this concludes our question-and-answer session. I would now like to turn the call back over to Mr. Willoughby for closing remarks.

Michael C. Willoughby

Chief Executive Officer and Director

Thank you, Eric. And I’d like to thank everyone that attended the call today. I hope that it comes through in our tone that we’re incredibly excited with the many developments in our business. We’re also looking forward to speaking with our investors and analysts one on one over the next couple of months as we attend a variety of conferences and would encourage you to use those opportunities to meet with us face to face. And then we’ll be back in front of you reporting our second quarter results in August. Until that time, thank you for your support, and we look forward to speaking with you.

Operator

Ladies and gentlemen, this does conclude today’s teleconference. You may disconnect your lines at this time. Thank you for your participation.

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PFSWEB, INC. FQ1 2017 EARNINGS CALL MAY 10, 2017

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